250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Dori McDannold Tel: (518) 415-4313

Arrow Reports $9.2 million in Q2 Net Income as COVID-19 Response Continues

•Total loans grew by $147.7 million in the second quarter of 2020, including $140.0 million in Small Business Administration Paycheck Protection Program loans.
•Second quarter revenue increased $3.4 million, or 11.9%, over the prior year comparative quarter.
•Net income was $9.2 million and diluted earnings per share (EPS) were $0.61 for the second quarter.
•Provision for loan losses was $3.0 million in the second quarter, reflecting the continued uncertainty of the COVID-19 pandemic.

GLENS FALLS, N.Y. (July 21, 2020) – Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three-month period ended June 30, 2020. Net income for the second quarter of 2020 was $9.2 million, compared to $8.9 million in the second quarter of 2019. Net interest income increased to $24.8 million in the second quarter of 2020, compared to $21.7 million for the comparable quarter of 2019.

Arrow continues to manage its COVID-19 response with health and safety concerns as a top priority. In the second quarter, as COVID-19 cases regionally declined and New York State Governor Andrew Cuomo began to lift restrictions, our bank lobbies reopened with significant safety protocols in place. However, a significant portion of our workforce continues to work remotely, and the Company remains focused on providing essential banking services and meeting customer needs, while maintaining proper health and safety protocols for our employees and our customers.

"The COVID-19 pandemic has undoubtedly confirmed our mission,” said Thomas J. Murphy, President and CEO. “I am amazed at how our team has faced each challenge head-on in support of our customers and communities. In the second quarter, we provided Paycheck Protection Program loans to support more than 18,000 jobs at more than 1,400 local businesses. We also guided our customers through other stimulus programs, and we continue to work with those in need of temporary financial assistance. Through uncertain times, we are moving forward, together, with a focus on safety and service."

The following expands on our COVID-19 response:

COVID-19 Safety Measures: In June, Arrow began to lift appointment-only restrictions for our bank lobbies and some of our insurance offices in response to the declining number of COVID-19 cases regionally and New York State's phased reopening. Lobbies were opened with robust safety measures in place, including clear shields for desks and teller lines, hand sanitizing stations, required face coverings, and social distancing markers. Traffic has returned to lobbies at a manageable pace, and we continue to promote usage of no-contact alternatives such as digital banking, drive-ins and ATMs. While some positions have returned to the office, a significant portion of the Arrow workforce remains remote as part of our risk-mitigation strategy. Additionally, employee travel remains paused, self-quarantine protocol is in place for personal travel to hot spots, in-person meetings remain minimized, social distancing is strongly enforced, and increased cleaning and sanitizing of our locations continues. We believe these measures have helped to keep our workforce healthy and has aided in community efforts to slow the spread of the COVID-19 virus in our footprint. We will continue to utilize these measures as appropriate based on public health guidance.

COVID-19 Customer Support: Another significant aspect of Arrow’s COVID-19 response has been support for customers experiencing financial hardship due to the mandated closure of non-essential businesses in New York State and the resulting rise in unemployment. Demand for the Small Business Administration’s Paycheck Protection Program was tremendous in the second quarter. Arrow assisted more than 1,400 small businesses in our communities, resulting in more than $140 million in funding in support of more than 18,000 jobs. After two waves of funding, interest in these loan programs slowed and we are now engaged in supporting borrowers with the loan forgiveness process. This all-hands-on-deck effort continues to be a significant and positive contribution to our business customers, whose businesses are essential to the health of our local economies.

In the second quarter, we also worked closely with individuals and businesses seeking temporary financial assistance. That assistance is ongoing, and we also continue to guide our customers through other stimulus programs and provided COVID-19 fraud awareness.

COVID-19 Operational Impact: While COVID-19 did not have a material adverse effect on our second quarter 2020 financial results, we are actively monitoring the impact of the pandemic on our business and results of operations. Currently, all of our banking locations and some of our insurance locations are open to the public, and through a mix of onsite and remote work amongst our team, we continue to meet customer needs and deliver high-quality service daily. The slowing economy and deteriorating economic outlook may lead to the continuation of elevated unemployment and decreased consumer and commercial spending. These factors may have adverse effects on the following: our customer deposits, the ability of our borrowers to satisfy their obligations, and the demand for loans and our other financial products and services, which may negatively impact the Company. Although Arrow has taken, and will continue to take, steps to mitigate against the impact of the pandemic on its operations, it cannot provide any assurance that these actions will be successful.

The following expands upon our second-quarter results:

Loan Growth: Total loans reached $2.6 billion as of June 30, 2020, which represents an increase of $281.6 million, or 12.3% from June 30, 2019. The consumer loan portfolio grew by $49.5 million, or 6.4%, as compared to June 30, 2019, primarily within the indirect automobile lending program. Total outstanding residential real estate loans increased $51.0 million, or 5.8%, as compared to June 30, 2019. Total outstanding commercial loans increased $181.1 million, or 28.8%, as compared to June 30, 2019. The increase in commercial loans includes $140.0 million in Small Business Administration Paycheck Protection Program loans.

Deposit Growth: At June 30, 2020, deposit balances reached $3.1 billion, up $565.0 million, or 22.6%, from the prior-year level. Noninterest-bearing deposits represented 21.8% of total deposits at June 30, 2020, compared to 18.7% of total deposits on June 30, 2019. At June 30, 2020, other time deposits were $216.6 million, a decrease of $72.7 million compared to the prior year. Municipal deposits increased $155.6 million, or 27.2% from June 30, 2019. Total combined Federal Home Loan Bank Overnight and Term Advances declined $66.6 million from June 30, 2019.

Net Interest Income: Net interest income for the second quarter increased to $24.8 million, up 14.4% from $21.7 million in the comparable quarter of 2019. The net interest margin was 3.05% for the quarter, compared to 3.04% for the second quarter of 2019. The increase in net interest margin from the prior year was primarily the result of the increase in the deposit balances as described above, combined with the decrease in market rates.

Noninterest Income: Noninterest income for the three months ended June 30, 2020 was $7.2 million, compared to $6.9 million in the comparable 2019 quarter. For the second quarter of 2020, the fair value of equity securities at June 30, 2020 decreased by $107 thousand. In addition, income of $547 thousand related to net gain on the sale of loans was recorded in the second quarter of 2020.

Noninterest Expense: Noninterest expense for the second quarter of 2020 increased 2.0% to $17.2 million, from $16.9 million for the second quarter of 2019. Salaries and benefits increased $0.5 million, which was primarily the result of increased cost of health insurance benefits.

Provision for Income Taxes: The provision for income taxes was $2.6 million for the second quarter of 2020, compared to $2.3 million for the same quarter of 2019. The effective income tax rates for the six-month periods ended June 30, 2020 and 2019 were 21.1% and 20.1%, respectively.

Asset Quality: Asset quality remained strong at June 30, 2020, with continued low levels of nonperforming loans and net charge-offs. Nonperforming loans at June 30, 2020, were $6.5 million, up $964 thousand from the level at June 30, 2019. Net charge-offs, expressed as an annualized percentage of average loans outstanding, were 0.06% for the three-month period ended June 30, 2020, consistent with December 31, 2019, and an increase from 0.02% for the three-month period ended June 30, 2019. The allowance for loan losses was $26.3 million at June 30, 2020, which represented 1.03% of loans outstanding, as compared to 0.91% at June 30, 2019. Loan loss provision expense for the second quarter of 2020 was $3.0 million, up $2.6 million from the provision for loan losses for the comparable 2019 quarter. Although credit quality remains strong, the increase in loss provision for loan losses reflects the uncertainty resulting from the COVID-19 pandemic. In the second quarter, we continued to work closely with individuals and businesses seeking temporary financial assistance.

Liquidity: At June 30, 2020, Arrow’s liquidity position was strong, and provides flexibility to address unexpected near-term disruptions that may develop as a result of the COVID-19 pandemic, such as: reduced cash-flows from the investment and loan portfolios and aggressive funding of programs associated with response efforts, including the Small Business Administration Paycheck Protection Program.  Interest-bearing cash balances at June 30, 2020 were $215.0 million compared to $28.0 million at June 30, 2019.  At June 30, 2020, contingent collateralized lines of credit were established and available through the Federal Home Loan Bank of New York and Federal Reserve Bank, totaling $1.3 billion.  Arrow also has additional liquidity options available to it including unsecured lines of credit, such as Fed Funds and brokered markets.

Capital: Total stockholders’ equity was $317.7 million at June 30, 2020, up $33.0 million, or 11.6%, from June 30, 2019. Arrow's capital reserves are well positioned to address the uncertainties related to the COVID-19 pandemic. Arrow's consistent earnings and measured dividend practices have created strong capital reserves. Overall regulatory capital ratios also remained strong in 2020, with Arrow's common equity tier 1 ratio estimated to be 13.07% and the total risk-based capital ratio estimated to be 15.10% at June 30, 2020. These capital levels at Arrow and both of the subsidiary banks continue to exceed the "well capitalized" regulatory standard.

Cash and Stock Dividends: On June 15, 2020, the Company distributed a cash dividend of $0.26 per share. The cash dividend was 3% higher than the cash dividend paid by the Company in the second quarter of 2019 when adjusted for the 3% stock dividend distributed on September 27, 2019.

Industry Recognition: Both of Arrow's banking subsidiaries, Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company, continue to hold BauerFinancial, Inc. 5-Star Superior Bank rating.
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About Arrow: Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include Upstate Agency, LLC and North Country Investment Advisers, Inc.

Non-GAAP Financial Measures Reconciliation: In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. Certain non-GAAP financial measures include: tangible equity, return on tangible equity, tax-equivalent adjustment and related net interest income, tax-equivalent, and the efficiency ratio. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Selected Quarterly Information."

Safe Harbor Statement: The information contained in this news release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future, including, in particular, statements regarding the uncertainty surrounding the COVID-19 pandemic. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended June 30		Six Months Ended June 30,
	2020	2019	2020	2019
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$25,077	$23,520	$49,951	$45,923
Interest on Deposits at Banks	41	195	165	390
Interest and Dividends on Investment Securities:
Fully Taxable	1,871	2,284	4,064	4,653
Exempt from Federal Taxes	1,013	1,228	2,048	2,474
Total Interest and Dividend Income	28,002	27,227	56,228	53,440
INTEREST EXPENSE
Interest-Bearing Checking Accounts	310	453	797	935
Savings Deposits	1,173	2,008	3,644	3,609
Time Deposits over $250,000	438	515	971	911
Other Time Deposits	784	1,131	1,784	1,844
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	16	25	38	47
Federal Home Loan Bank Advances	217	1,099	646	2,693
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	173	261	401	530
Interest on Financing Leases	49	28	99	43
Total Interest Expense	3,160	5,520	8,380	10,612
NET INTEREST INCOME	24,842	21,707	47,848	42,828
Provision for Loan Losses	3,040	455	5,812	927
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	21,802	21,252	42,036	41,901
NONINTEREST INCOME
Income From Fiduciary Activities	2,135	2,252	4,348	4,359
Fees for Other Services to Customers	2,278	2,545	4,729	4,947
Insurance Commissions	1,732	1,935	3,364	3,654
Net (Loss) Gain on Securities	(106)	—	(480)	76
Net Gain on Sales of Loans	547	140	760	244
Other Operating Income	578	24	2,137	503
Total Noninterest Income	7,164	6,896	14,858	13,783
NONINTEREST EXPENSE
Salaries and Employee Benefits	10,212	9,727	20,595	19,046
Occupancy Expenses, Net	1,345	1,279	2,794	2,699
Technology and Equipment Expense	3,227	3,243	6,579	6,384
FDIC Assessments	242	212	461	424
Other Operating Expense	2,219	2,447	4,570	5,007
Total Noninterest Expense	17,245	16,908	34,999	33,560
INCOME BEFORE PROVISION FOR INCOME TAXES	11,721	11,240	21,895	22,124
Provision for Income Taxes	2,562	2,306	4,609	4,456
NET INCOME	$9,159	$8,934	$17,286	$17,668
Average Shares Outstanding [1]:
Basic	14,992	14,922	14,994	14,912
Diluted	14,998	14,963	15,010	14,958
Per Common Share:
Basic Earnings	$0.61	$0.60	$1.15	$1.19
Diluted Earnings	0.61	0.60	1.15	1.18
[1] 2019 Share and Per Share Amounts have been restated for the September 27, 2019, 3% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts - Unaudited)

	June 30, 2020	December 31, 2019	June 30, 2019
ASSETS
Cash and Due From Banks	$38,267	$47,035	$34,650
Interest-Bearing Deposits at Banks	215,003	23,186	28,045
Investment Securities:
Available-for-Sale at Fair Value	378,778	357,334	285,878
Held-to-Maturity (Approximate Fair Value of $241,875 at June 30, 2020; $249,618 at December 31, 2019; and $266,068 at June 30, 2019)	233,517	245,065	262,541
Equity Securities	1,583	2,063	1,850
FHLB and Federal Reserve Bank Stock	5,574	10,317	8,202
Loans	2,561,915	2,386,120	2,280,308
Allowance for Loan Losses	(26,300)	(21,187)	(20,695)
Net Loans	2,535,615	2,364,933	2,259,613
Premises and Equipment, Net	41,231	40,629	38,836
Goodwill	21,873	21,873	21,873
Other Intangible Assets, Net	1,662	1,661	1,730
Other Assets	74,074	70,179	62,532
Total Assets	$3,547,177	$3,184,275	$3,005,750
LIABILITIES
Noninterest-Bearing Deposits	667,585	484,944	467,179
Interest-Bearing Checking Accounts	791,521	689,221	741,395
Savings Deposits	1,262,102	1,046,568	908,642
Time Deposits over $250,000	130,935	123,968	97,220
Other Time Deposits	216,630	271,353	289,317
Total Deposits	3,068,773	2,616,054	2,503,753
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	47,599	51,099	51,149
Federal Home Loan Bank Overnight Advances	—	130,000	83,000
Federal Home Loan Bank Term Advances	50,000	30,000	30,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000	20,000
Finance Leases	5,239	5,254	5,270
Other Liabilities	37,879	30,140	27,929
Total Liabilities	3,229,490	2,882,547	2,721,101
STOCKHOLDERS’ EQUITY
Preferred Stock, $1 Par Value and 1,000,000 Shares Authorized at June 30, 2020, December 31, 2019 and June 30, 2019	—	—	—
Common Stock, $1 Par Value; 30,000,000 Shares Authorized at June 30, 2020 and December 31, 2019 and 20,000,000 Shares Authorized at June 30, 2019 (19,606,449 Shares Issued at June 30, 2020 and December 31, 2019 and 19,035,565 at June 30, 2019)	19,606	19,606	19,035
Additional Paid-in Capital	336,643	335,355	316,229
Retained Earnings	42,704	33,218	39,397
Unallocated ESOP Shares (None at June 30, 2020 and December 31, 2019 and 5,001 Shares at June 30, 2019)	—	—	(100)
Accumulated Other Comprehensive Loss	(276)	(6,357)	(9,647)
Treasury Stock, at Cost (4,595,891 Shares at June 30, 2020; 4,608,258 Shares at December 31, 2019 and 4,517,412 Shares at June 30, 2019)	(80,990)	(80,094)	(80,265)
Total Stockholders’ Equity	317,687	301,728	284,649
Total Liabilities and Stockholders’ Equity	$3,547,177	$3,184,275	$3,005,750

Arrow Financial Corporation
Selected Quarterly Information
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
Net Income	$9,159	$8,127	$9,740	$10,067	$8,934
Transactions in Net Income (Net of Tax):
Net Changes in Fair Value of Equity Investments	(80)	(279)	50	109	—

Share and Per Share Data:[1]
Period End Shares Outstanding	15,011	14,982	14,998	14,969	14,949
Basic Average Shares Outstanding	14,992	14,996	14,978	14,955	14,922
Diluted Average Shares Outstanding	14,998	15,026	15,026	14,991	14,963
Basic Earnings Per Share	$0.61	$0.54	$0.65	$0.67	$0.60
Diluted Earnings Per Share	0.61	0.54	0.65	0.67	0.60
Cash Dividend Per Share	0.260	0.260	0.260	0.252	0.252

Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	$155,931	$32,787	$28,880	$27,083	$25,107
Investment Securities	607,094	603,748	582,982	545,073	584,679
Loans	2,518,198	2,394,346	2,358,110	2,308,879	2,255,299
Deposits	2,952,432	2,670,009	2,607,421	2,472,528	2,436,290
Other Borrowed Funds	129,383	170,987	177,877	231,291	250,283
Shareholders' Equity	316,380	306,527	296,124	289,016	280,247
Total Assets	3,437,155	3,180,857	3,113,114	3,023,043	2,997,458
Return on Average Assets, annualized	1.07%	1.03%	1.24%	1.32%	1.20%
Return on Average Equity, annualized	11.64%	10.66%	13.05%	13.82%	12.79%
Return on Average Tangible Equity, annualized [2]	12.58%	11.55%	14.18%	15.05%	13.96%
Average Earning Assets	$3,281,223	$3,030,881	$2,969,972	$2,881,035	$2,865,085
Average Paying Liabilities	2,457,690	2,362,515	2,293,804	2,213,642	2,235,462
Interest Income	28,002	28,226	28,367	27,952	27,227
Tax-Equivalent Adjustment [3]	281	288	321	344	376
Interest Income, Tax-Equivalent [3]	28,283	28,514	28,688	28,296	27,603
Interest Expense	3,160	5,220	5,449	5,649	5,520
Net Interest Income	24,842	23,006	22,918	22,303	21,707
Net Interest Income, Tax-Equivalent [3]	25,123	23,294	23,239	22,647	22,083
Net Interest Margin, annualized	3.05%	3.05%	3.06%	3.07%	3.04%
Net Interest Margin, Tax-Equivalent, annualized [3]	3.08%	3.09%	3.10%	3.12%	3.09%

Efficiency Ratio Calculation: [4]
Noninterest Expense	$17,245	$17,754	$17,099	$16,791	$16,908
Less: Intangible Asset Amortization	57	58	60	61	44
Net Noninterest Expense	$17,188	$17,696	$17,039	$16,730	$16,864
Net Interest Income, Tax-Equivalent	$25,123	$23,294	$23,238	$22,647	$22,083
Noninterest Income	7,164	7,694	7,081	7,691	6,896
Less: Net Changes in Fair Value of Equity Invest.	(106)	(374)	67	146	—
Net Gross Income	$32,393	$31,362	$30,252	$30,192	$28,979
Efficiency Ratio	53.06%	56.42%	56.32%	55.41%	58.19%

Period-End Capital Information:
Total Stockholders' Equity (i.e. Book Value)	$317,687	$309,398	$301,728	$292,228	$284,649
Book Value per Share [1]	21.16	20.65	20.12	19.52	19.04
Goodwill and Other Intangible Assets, net	23,535	23,513	23,534	23,586	23,603
Tangible Book Value per Share [1,2]	19.60	19.08	18.55	17.95	17.46

Capital Ratios:[5]
Tier 1 Leverage Ratio	9.32%	9.87%	9.98%	10.04%	9.88%
Common Equity Tier 1 Capital Ratio	13.07%	12.77%	12.94%	12.93%	12.99%
Tier 1 Risk-Based Capital Ratio	13.94%	13.65%	13.83%	13.85%	13.93%
Total Risk-Based Capital Ratio	15.10%	14.68%	14.78%	14.81%	14.91%

Assets Under Trust Admin. & Investment Mgmt.	$1,502,866	$1,342,531	$1,543,653	$1,485,116	$1,496,966

Arrow Financial Corporation
Selected Quarterly Information - Continued
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Footnotes:

1.	Share and Per Share Data have been restated for the September 27, 2019, 3% stock dividend.

2.	Non-GAAP Financial Measures Reconciliation: Tangible Book Value and Tangible Equity exclude goodwill and other intangible assets, net from total equity. These are non-GAAP financial measures which Arrow believes provides investors with information that is useful in understanding its financial performance.
		6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
	Total Stockholders' Equity (GAAP)	$317,687	$309,398	$301,728	$292,228	$284,649
	Less: Goodwill and Other Intangible assets, net	23,535	23,513	23,534	23,586	23,603
	Tangible Equity (Non-GAAP)	$294,152	$285,885	$278,194	$268,642	$261,046

	Period End Shares Outstanding	15,011	14,982	14,998	14,969	14,949
	Tangible Book Value per Share (Non-GAAP)	$19.60	$19.08	$18.55	$17.95	$17.46
	Net Income	9,159	8,127	9,740	10,067	8,934
	Return on Average Tangible Equity (Net Income/Tangible Equity - Annualized)	12.58%	11.55%	14.18%	15.05%	13.96%

3.	Non-GAAP Financial Measures Reconciliation: Net Interest Margin, Tax-Equivalent is the ratio of our annualized tax-equivalent net interest income to average earning assets. This is also a non-GAAP financial measure which Arrow believes provides investors with information that is useful in understanding its financial performance.

		6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
	Interest Income (GAAP)	$28,002	$28,226	$28,367	$27,952	$27,227
	Add: Tax-Equivalent adjustment (Non-GAAP)	281	288	321	344	376
	Interest Income - Tax Equivalent (Non-GAAP)	$28,283	$28,514	$28,688	$28,296	$27,603
	Net Interest Income (GAAP)	$24,842	$23,006	$22,918	$22,303	$21,707
	Add: Tax-Equivalent adjustment (Non-GAAP)	281	288	321	344	376
	Net Interest Income - Tax Equivalent (Non-GAAP)	$25,123	$23,294	$23,239	$22,647	$22,083
	Average Earning Assets	$3,281,223	$3,030,881	$2,969,972	$2,881,035	$2,865,085
	Net Interest Margin (Non-GAAP)*	3.08%	3.09%	3.10%	3.12%	3.09%

4.	Non-GAAP Financial Measures: Financial Institutions often use the "efficiency ratio", a non-GAAP ratio, as a measure of expense control. Arrow believes the efficiency ratio provides investors with information that is useful in understanding its financial performance. Arrow defines efficiency ratio as the ratio of noninterest expense to net gross income (which equals tax-equivalent net interest income plus noninterest income, as adjusted).

5.	For the current quarter, all of the regulatory capital ratios in the table above, as well as the Total Risk-Weighted Assets and Common Equity Tier 1 Capital amounts listed in the table below, are estimates based on, and calculated in accordance with, bank regulatory capital rules. All prior quarters reflect actual results. The CET1 ratio at June 30, 2020 listed in the tables (i.e., 13.07%) exceeds the sum of the required minimum CET1 ratio plus the fully phased-in Capital Conservation Buffer (i.e., 7.00%).
		6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
	Total Risk Weighted Assets	$2,283,430	$2,287,834	$2,237,127	$2,184,214	$2,121,541
	Common Equity Tier 1 Capital	298,362	292,165	289,409	282,485	275,528
	Common Equity Tier 1 Ratio	13.07%	12.77%	12.94%	12.93%	12.99%

         * Quarterly ratios have been annualized

Arrow Financial Corporation
Consolidated Financial Information
(Dollars in Thousands - Unaudited)

Quarter Ended:	6/30/2020	12/31/2019	6/30/2019
Loan Portfolio
Commercial Loans	$276,671	$150,660	$138,331
Commercial Real Estate Loans	533,032	510,541	490,274
Subtotal Commercial Loan Portfolio	809,703	661,201	628,605
Consumer Loans	828,493	811,198	779,024
Residential Real Estate Loans	923,719	913,721	872,679
Total Loans	$2,561,915	$2,386,120	$2,280,308
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$23,637	$20,931	$20,373
Loans Charged-off	(487)	(503)	(368)
Less Recoveries of Loans Previously Charged-off	110	125	235
Net Loans Charged-off	(377)	(378)	(133)
Provision for Loan Losses	3,040	634	455
Allowance for Loan Losses, End of Quarter	$26,300	$21,187	$20,695
Nonperforming Assets
Nonaccrual Loans	$5,461	$4,005	$4,949
Loans Past Due 90 or More Days and Accruing	901	253	457
Loans Restructured and in Compliance with Modified Terms	150	143	142
Total Nonperforming Loans	6,512	4,401	5,548
Repossessed Assets	116	139	115
Other Real Estate Owned	595	1,122	1,258
Total Nonperforming Assets	$7,223	$5,662	$6,921
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.06%	0.06%	0.02%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.49%	0.11%	0.08%
Allowance for Loan Losses to Period-End Loans	1.03%	0.89%	0.91%
Allowance for Loan Losses to Period-End Nonperforming Loans	403.87%	481.41%	373.02%
Nonperforming Loans to Period-End Loans	0.25%	0.18%	0.24%
Nonperforming Assets to Period-End Assets	0.20%	0.18%	0.23%
Six-Month Period Ended:
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Year	$21,187		$20,196
Loans Charged-off	(968)		(830)
Less Recoveries of Loans Previously Charged-off	269		402
Net Loans Charged-off	(699)		(428)
Provision for Loan Losses	5,812		927
Allowance for Loan Losses, End of Period	$26,300		$20,695
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Annualized	0.06%		0.04%
Provision for Loan Losses to Average Loans, Annualized	0.48%		0.08%